Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
FIRST QUARTER 2013 RESULTS
Diluted Earnings per Share of $0.80
RAC Acceptance Revenues Increased 45.0%
Cash Flow from Operations Exceeded $113 Million
Repurchased Approximately 465,000 Shares of Common Stock
______________________________________________
Plano, Texas, April 22, 2013 — Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS: RCII), the nation's largest rent-to-own operator, today announced revenues and earnings for the quarter ended March 31, 2013.
First Quarter 2013 Results
Total revenues for the quarter ended March 31, 2013, were $819.3 million, a decrease of $16.0 million from total revenues of $835.3 million for the same period in the prior year. This 1.9% decrease in total revenues was primarily due to a decrease of approximately $58.0 million in the Core U.S. segment, partially offset by an increase of approximately $39.0 million in the RAC Acceptance segment and approximately $5.0 million in the International segment. For the quarter ended March 31, 2013, same store sales declined 4.3%, primarily attributable to a decrease in the Core U.S. segment, partially offset by an increase in both the RAC Acceptance and International segments.
Net earnings and net earnings per diluted share for the quarter ended March 31, 2013, were $46.5 million and $0.80, respectively, as compared to $51.9 million and $0.87, respectively, for the same period in the prior year. These results include dilution related to the Company's international growth initiatives of approximately $0.06 per share for the quarter ended March 31, 2013, and approximately $0.07 per share for the same period in the prior year.
“I am very pleased with the progress being made in our growth initiatives,” said Mark E. Speese, the Company's Chairman and Chief Executive Officer. “RAC Acceptance revenues were over $127 million in the quarter, an increase of 45% and now represents close to 16% of our total revenues and 20% of our total operating profit. Mexico grew revenues over 150% in the quarter and added 20 locations, ending the quarter with 110 stores,” Speese continued. “Our Core U.S. business faced macro headwinds in the quarter. In addition to our portfolio of agreements in our Core U.S. business being down year-over-year going into the first quarter, we believe our Core U.S. business was negatively impacted by the delayed issuance of federal income tax refunds, rising fuel prices and higher payroll taxes,” Speese added. "Trends in recent weeks have shown a period-over-period improvement in demand.  Nevertheless, the quarter ending portfolio remains below our expectations and, as a result, we are lowering our guidance for the remainder of 2013. We believe we are on the right strategic path and will continue to improve execution in each of our business segments and I remain optimistic about our future," Speese concluded.
Through the three month period ended March 31, 2013, the Company generated cash flow from operations of approximately $113.5 million, while ending the quarter with $82.3 million of cash on hand. During the quarter ended March 31, 2013, the Company repurchased 465,035 shares for approximately $17.4 million. To date, the Company has repurchased a total of 31,585,314 shares and has utilized approximately $794.8 million of the $1 billion authorized by its Board of Directors since the inception of the plan. Also, reflecting continued confidence in its strong cash flows by returning cash to stockholders, the Company will pay its twelfth consecutive quarterly cash dividend on April 25, 2013.

2013 Guidance

•	3.5% to 5.5% total revenue growth.

◦	Approximately $540 million contribution from RAC Acceptance.

•	Approximately 1.0% to 2.0% same store sales growth.

•	Approximately 50 basis points gross profit margin decrease.

◦	Primarily due to the impact of RAC Acceptance.

•	Approximately 50 basis points operating profit margin decrease.

•	EBITDA of approximately $400 million.

•	Diluted earnings per share in the range of $2.95 to $3.10, including approximately $0.25 per share dilution related to our international growth initiatives.

•	Capital expenditures of approximately $120 million.

•	The Company expects to open approximately 425 domestic RAC Acceptance kiosks and net approximately 350.

•	The Company expects to open approximately 60 rent-to-own store locations in Mexico.

•
The 2013 guidance does not include the potential impact of any repurchases of common stock the Company may make, changes in future dividends, material changes in outstanding indebtedness, or the potential impact of acquisitions, dispositions or store closures that may be completed or occur after April 22, 2013.

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Rent-A-Center, Inc. will host a conference call to discuss the first quarter results, guidance and other operational matters on Tuesday morning, April 23, 2013, at 10:45 a.m. ET. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, is the largest rent-to-own operator in North America, focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable goods such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 3,110 stores in the United States, Canada, Mexico and Puerto Rico, and approximately 1,055 RAC Acceptance kiosk locations in the United States and Puerto Rico. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 225 rent-to-own stores operating under the trade name of "ColorTyme." For additional information about the Company, please visit www.rentacenter.com.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new locations; the Company's ability to acquire additional stores or customer accounts on favorable terms; the Company's ability to control costs and increase profitability; the Company's ability to enhance the performance of acquired stores; the Company's ability to retain the revenue associated with acquired customer accounts; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the rent-to-own industry; the Company's compliance with applicable statutes or regulations governing its transactions; changes in interest rates; changes in the unemployment rate; economic pressures, such as high fuel costs, affecting the disposable income available to the Company's current and potential customers; the general strength of the economy and other economic conditions affecting consumer preferences and spending; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; changes in the Company's stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; information security costs; the Company's ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; the resolution of the Company's litigation; applicable securities regulation or accounting standards; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2012. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS
(UNAUDITED)

(In thousands of dollars, except per share data)	Three Months Ended March 31,
	2013	2012
Total Revenues	$819,281	$835,254
Operating Profit	79,283	92,034
Net Earnings	46,457	51,941
Diluted Earnings per Common Share	$0.80	$0.87
Adjusted EBITDA	$98,646	$111,363

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$71,575	$83,238
Add back:
Interest Expense, net	7,708	8,796
Depreciation of Property Assets	18,473	17,994
Amortization and Write-down of Intangibles	890	1,335

Adjusted EBITDA	$98,646	$111,363

SELECTED BALANCE SHEET HIGHLIGHTS
(UNAUDITED)

(In thousands of dollars)	March 31,
	2013	2012
Cash and Cash Equivalents	$82,254	$106,966
Receivables, net	46,014	44,886
Prepaid Expenses and Other Assets	64,549	69,949
Rental Merchandise, net
On Rent	832,728	757,670
Held for Rent	216,144	185,799
Total Assets	$2,908,655	$2,815,493

Senior Debt	$341,285	$351,740
Senior Notes	300,000	300,000
Total Liabilities	1,414,540	1,402,134
Stockholders' Equity	$1,494,115	$1,413,359

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)	Three Months Ended March 31,
	2013	2012
	Unaudited
Revenues
Store
Rentals and fees	$673,604	$677,981
Merchandise sales	113,573	122,859
Installment sales	17,127	17,495
Other	4,760	4,932
Franchise
Merchandise sales	8,833	10,613
Royalty income and fees	1,384	1,374
	819,281	835,254
Cost of revenues
Store
Cost of rentals and fees	167,919	163,359
Cost of merchandise sold	86,299	95,016
Cost of installment sales	5,969	6,298
Franchise cost of merchandise sold	8,416	10,164
	268,603	274,837
Gross profit	550,678	560,417
Operating expenses
Salaries and other expenses	431,692	427,829
General and administrative expenses	38,813	39,219
Amortization and write-down of intangibles	890	1,335
	471,395	468,383
Operating profit	79,283	92,034
Interest expense	8,001	8,977
Interest income	(293)	(181)
Earnings before income taxes	71,575	83,238
Income tax expense	25,118	31,297
NET EARNINGS	$46,457	$51,941

Basic weighted average shares	57,947	59,252

Basic earnings per common share	$0.80	$0.88

Diluted weighted average shares	58,335	59,935

Diluted earnings per common share	$0.80	$0.87

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS

(In thousands of dollars)	Three Months Ended March 31, 2013
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Revenue	$669,566	$127,163	$12,335	$10,217	$819,281
Gross profit	473,065	67,107	8,705	1,801	550,678
Operating profit (loss)	68,636	15,917	(5,973)	703	79,283
Depreciation of property assets	15,928	1,089	1,436	20	18,473
Amortization and write-down of intangibles	747	143	—	—	890
Capital expenditures	15,050	1,940	2,647	—	19,637

(In thousands of dollars)	Three Months Ended March 31, 2012
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Revenue	$727,830	$87,728	$7,709	$11,987	$835,254
Gross profit	510,057	43,170	5,367	1,823	560,417
Operating profit (loss)	95,208	2,868	(6,760)	718	92,034
Depreciation of property assets	15,756	828	1,385	25	17,994
Amortization and write-down of intangibles	438	897	—	—	1,335
Capital expenditures	20,341	1,344	5,743	—	27,428

	Location Activity - Three Months Ended March 31, 2013
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Locations at beginning of period	2,990	966	108	224	4,288
New location openings	7	98	20	3	128
Acquired locations remaining open	3	—	—	—	3
Closed locations
Merged with existing locations	16	11	—	—	27
Sold or closed with no surviving location	1	—	—	3	4
Locations at end of period	2,983	1,053	128	224	4,388
Acquired locations closed and accounts merged with existing locations	9	—	—	—	9

	Location Activity - Three Months Ended March 31, 2012
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Locations at beginning of period	2,994	750	80	216	4,040
New location openings	4	45	7	4	60
Closed locations
Merged with existing locations	14	18	—	—	32
Sold or closed with no surviving location	1	14	—	2	17
Locations at end of period	2,983	763	87	218	4,051
Acquired locations closed and accounts merged with existing locations	2	—	—	—	2